Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-179337 and Form S-8 No. 333-170875) of Zogenix, Inc. and in the related Prospectus of our report dated March 12, 2012, with respect to the consolidated financial statements and schedule of Zogenix, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/S/ ERNST & YOUNG LLP

San Diego, California

March 12, 2012